Exhibit 24.1

POWERS OF ATTORNEY OF URS CORPORATION’S DIRECTORS AND OFFICERS

     Each person whose signature appears below hereby constitutes and appoints any one of MARTIN M. KOFFEL and KENT P. AINSWORTH, each with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K for fiscal year 2002 of URS Corporation, and any or all amendments thereto, and to file the same with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in connection therewith, as fully to all extents and purposes as he or she might or could do in person, thereby ratifying and confirming all that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

This Power of Attorney may be executed in separate counterparts.

Dated: January 6, 2003

/s/ Richard C. Blum	/s/ Martin M. Koffel

Richard C. Blum Director	Martin M. Koffel Director

/s/ Armen Der Marderosian	/s/ Richard B. Madden

Armen Der Marderosian Director	Richard B. Madden Director

/s/ S. Robert Foley, Jr.	/s/ George R. Melton

S. Robert Foley, Jr. Director	George R. Melton Director

/s/ Marie L. Knowles	/s/ Richard Q. Praeger

Marie L. Knowles Director	Richard Q. Praeger Director

/s/ Irwin L. Rosenstein	/s/ William D. Walsh

Irwin L. Rosenstein Director	William D. Walsh Director

/s/ Joseph E. Lipscomb Joseph E. Lipscomb Director

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